EXHIBIT 5.1

Opinion and Consent of Martin Snow, LLP

June 10, 2004

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31210

RE:	SNB Bancshares, Inc. 2003 Restricted Stock Bonus Plan
Security Bank Corporation 2004 Omnibus Stock Ownership and
Long Term Incentive Plan
Security Bank Corporation 2004 Employee Stock Purchase Plan

Ladies and Gentlemen:

This opinion is given in connection with the filing by Security Bank Corporation, a corporation organized under the laws of the State of Georgia (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement” ) with respect to the registration of 355,000 shares of the $1.00 par value Common Stock of the Company (“Company Common Stock”) which may be issued pursuant to the grant of stock (the “Grant”) under the SNB Bancshares, Inc. 2003 Restricted Stock Bonus Plan, Security Bank Corporation 2004 Omnibus Stock Ownership and Long Term Incentive Plan, and Security Bank Corporation 2004 Employee Stock Purchase Plan (the “Plans”).

In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein, including the Articles of Incorporation and Bylaws of the Company and certain resolutions of the Board of Directors of the Company relating to the Plan.

For purposes of this opinion, we assume that all awards of Stock have been or will be granted in accordance with the Plans.

Based on the foregoing, it is our opinion that the shares of Company Common Stock to be issued upon the grant of stock under the Plans, in accordance with the terms of the Plans, upon receipt in full by the Company of the consideration prescribed for each share pursuant to the Options, will be duly authorized, validly issued, fully paid and nonassessable under the Georgia Business Corporation Code in effect on this date.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,
MARTIN SNOW, LLP

/s/ Martin Snow, LLP